EX 99.28 (e)(11)(iv)

Amendment to Amended and Restated Distribution Agreement between
Curian Variable Series Trust and Jackson National Life Distributors LLC

This Amendment is made by and between Curian Variable Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD initially entered into a Distribution Agreement on January 1, 2012, and Amended and Restated Agreements on March 1, 2012 and September 10, 2012 (“Agreement”), whereby the Trust appointed JNLD as distributor (“Distributor”) of the Shares of the Funds set forth on Schedule A of the Agreement.

Whereas, the parties have agreed to amend Section 11, “Effective Date and Termination of this Agreement,” in order to clarify the annual approval date of the Agreement.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

Section 11, “Effective Date and Termination of this Agreement,” is deleted and replaced in its entirety with the following:

10. Effective Date and Termination of this Agreement.  This Agreement became effective at the date and time that the Trust’s Registration Statement, reflecting the underwriting arrangements provided by this Agreement, became effective under the Securities Act, and shall, unless terminated as provided herein, continue in force for two (2) years from that date, and from year to year through December 31st, following the initial two year period, provided that such continuance for each successive year is specifically approved in advance at least annually by either the Board of Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable Funds of the Trust and, in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval.  As used in the preceding sentence, the words “interested persons” shall have the meaning set forth in Section 2(a)(19) of the 1940 Act.  Sections 13 and 25 herein shall survive the termination of this Agreement.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed as of December 9, 2013, effective as of December 31, 2013.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Attest:		Curian Variable Series Trust

By:	/s/ Kallie L. Thomas	By:	/s/ Angela R. Burke
	Kallie L. Thomas	Name:	Angela R. Burke
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Bonnie Howe	By:	/s/ Maura Collins
	Bonnie Howe	Name:	Maura Collins
		Title:	Executive Vice President, Chief Financial Officer